ADDENDUM
                        AGREEMENT FOR SALE AND PURCHASE
                                      OF
                                   AIRCRAFT

     This Addendum is entered into by Mallette Family LLC and Alpine Aviation, Inc., d/b/a Alpine Air, effective July 31, 2003.

                           WITTNESSETH

     WHEREAS the parties entered into an Agreement for Sale and Purchase of Aircraft dated July 31, 2003 (the "Agreement); and,

     WHEREAS said Agreement requires technical corrections to reflect the true nature of the transaction.

     NOW THEREFORE in consideration of the mutual covenants and conditions contained herein, and execution of the Agreement, the parties agree as follows:

1) Paragraph 11 of said Agreement is the second sentence thereof is amended to read as follows: "Any previous agreements between the parties with regard to the subject aircraft are hereby rescinded including but not limited to that certain Option Agreement dated August 1, 2002 which was approved by the Alpine Board of Directors on August 14, 2002".

2) Exhibit "D" of said Agreement shall be amended to reflect that the credit for debt assumption by Alpine increased from $9,663,557.00 to $9,905,169.00 and that the credit for lease deposits made by Alpine increased from $510,000.00 to $510,500.00. A copy of the revised Exhibit "D" is attached hereto and the Net Purchase Price reflected in the Note payable to Mallette Family LLC is $1,476,381.00.

3) The Promissory Note attached to the Agreement as Exhibit "C" is amended to reflect a total amount due of $1,476,381.00 and the monthly installments amended accordingly.

4) The remaining terms and conditions of the Agreement not inconsistent with the foregoing shall remain in full force and effect.

   IN WITNESS WHEREOF the parties have signed this Agreement in facsimile counterparts effective the date written above.

Mallette Family LLC                Alpine Aviation, Inc.
                                   D/b/a Alpine Air


By/s/Eugene R. Mallette            By/s/Max A. Hansen
Eugene R. Mallette,                Max A. Hansen,
Managing Member                    Secretary and General Counsel

                       REVISED EXHIBIT "C"

                         PROMISSORY NOTE

$1,476,381.00                                                    July 31, 2003


     FOR VALUE RECEIVED, Alpine Aviation, Inc., d/b/a Alpine Air, promises to pay to Mallette Family, L.L.C., of Provo, Utah, or its order, the sum of $1,476,381.00 lawful money of the United States of America, payable to Payee at such place as Payee may direct, together with interest at the rate of 6.5% per annum from and after date.

     SAID PRINCIPAL AND INTEREST shall be payable in fourteen (14) monthly installments of principal and accruing interest in the amount of $33,624.29. Said payments shall commence September 1, 2003, and shall continue on the first day of each month thereafter, until the entire principal balance and interest accrued thereon is paid in full in a balloon payment on November 1, 2004.

     IF DEFAULT shall be made in the payment of any installments due hereunder at the time and in the manner as provided herein and said default shall continue for a period of ten (10) days after written notice to Makers of such default, then and in that event, at the option of the holders hereof, the entire amount of said Note, both principal and interest, shall at once become immediately due and payable.

     THE MAKER HEREOF and any endorser hereon waives demand, protest and notice of nonpayment.

     IN CASE SUIT OR ACTION shall be instituted to collect this Note or any part hereof, the Maker further promises to pay a reasonable attorney's fee to be fixed and determined by the Court in which such action may be brought and taxed as costs in addition to such other costs and charges as may be allowed by law.

     THE MAKER HEREOF is hereby granted the right to pay all or any part of the unpaid principal and interest on this Note at any time after date without penalty. Any partial prepayment of principal or interest shall not excuse any regular scheduled payments.

     THIS NOTE MAY BE SECURED by certain UCC Liens, whereby the Maker is the Debtor and the Payee is the Secured Party, and any default in the payment of this Note shall be cause at the option of Secured Party to institute an action on the collateral, or on this note.

ALPINE AVIATION, INC.
d/b/a Alpine Air


By/s/Max A. Hansen
Max A. Hansen, Secretary

                       REVISED EXHIBIT "D"

                   BREAKDOWN OF PURCHASE PRICE


Mallette Family Sale Price                         $17,330,569.00
Add Cost of refurbishing                               150,000.00
Less credit for accounts receivable               (  1,300,569.00)
Less credit for debt assumption                   (  9,905,169.00)
Less credit for related party loan                (  2,937,950.00)
Less credit for rescission of option agreement    (  1,350,000.00)
Less credit for Aircraft Lease deposits paid      (    510,500.00)
                                                  ---------------
NET PURCHASE PRICE                                $  1,476,381.00
     (Represented by Note Payable)